EXHIBIT 99.1 - Press release

For Immediate Release
October 14, 2008

Contacts
Brian T. Beckwith, President & CEO
Michael L. DeMarco, Executive Vice President, CFO
(201) 712-0090

Peoples Educational Holdings, Inc. Reports First Quarter Fiscal 2009 Results

Saddle Brook, New Jersey, October 14, 2008 - Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced financial results for its , first quarter ended August 31, 2008. Total revenue for the first quarter was $16.0 million, down 5.2% from the same period in the prior year. Revenue from the Test Preparation, Assessment, and Instruction product group was $6.7 million for the quarter, down 9.5% over the prior year. College Preparation revenue for the quarter was $9.3 million, down 1.8% from the prior year. Net income for the quarter was $1.3 million, an increase of 13.8% over the prior year. Basic and diluted earnings per common share were $0.30 for the quarter, compared to $0.26 for the same period last year. Non-GAAP net income for the quarter was $1.5 million or $0.34 per share, compared to $1.2 million or $0.28 per share during the same period in the prior year.

Financial Highlights for the Quarter Ending August 31, 2008

•	Free Cash Flow (defined as cash from operations, less capital expenditures) improved $1.0 million on a year-over-year basis from $3.3 million to $4.3 million.
•	Net Income for the quarter was $1.3 million, an increase of 13.8% from the prior year.
•	Non-GAAP Net Income improved $0.3 million on a year-over-year basis from $1.2 million to $1.5 million in the current year.
•	Focused Instruction revenue for the period increased 17% on a year-over-year basis.
•	Electronic revenue increased 24% on a year-over-year basis.
•
Direct Costs efficiencies realized in the prior year are being maintained. Direct Costs in total have increased from 51.6% of revenue to 52.5%; however this increase is due to revenue mix. Product costs, as a percentage of revenue within our Testing, Assessment and Instruction, and College Preparation product groups are consistent with the prior year.

•	Selling and Marketing costs as a percentage of revenue decreased from 17.3% in the prior year to 14.0%.

Business Outlook

Brian T. Beckwith, President and CEO, commented, “While first quarter revenue was down approximately 5% over the prior year, our net income and non-GAAP net income were up 13.8% and 24.5% respectively over the prior year. We are pleased that our cost containment measures that we put into place over the past year have been effective in protecting and growing our bottom line, despite the difficult market for supplemental instructional materials. In addition, our continued progress in efficiency of product development expenditures resulted in a 30% increase in our free cash flow for the quarter as compared the prior year.”

“We continue to project revenue to be between $41 and $43 million for fiscal year 2009. We project GAAP net income to be $600,000 to $1.0 million and non-GAAP net income to be between $1.3 million to $1.8 million. In addition, we expect positive free cash flow to range between $1.5 million and $2.0 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G. Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures. Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods. The non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests.

Instruction: The Company produces and sells proprietary state customized print worktexts, and print and web-based delivered assessments. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, the Company’s backlist remedial and multicultural products are included in this group.

College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
	UNAUDITED		UNAUDITED
(In Thousands-Except Share Data)	August 31, 2008	May 31, 2008	August 31, 2007
ASSETS
Current Assets
Cash and Cash Equivalents	$71	$53	$156
Accounts Receivable Net of Allow ances for
Doubtful Accounts and Returns	7,786	3,664	7,792
Inventory	3,946	4,394	4,869
Prepaid Expenses and Other	327	404	451
Prepaid Marketing Expenses	1,103	829	1,145
Deferred Income Taxes	802	1,024	871
Total Current Assets	14,035	10,368	15,284
Equipment - At Cost, Less Accumulated Depreciation
of $2,070, $1,994 and $1,767, respectively	551	566	655
Other Assets
Deferred Prepublication Costs, Net	14,857	15,200	17,080
Deferred Income Taxes	976	1,536	386
Trademarks, Net	189	191	170
Prepaid Expenses and Other	299	263	329
Prepaid Marketing Expenses	371	495	901
Total Other Assets	16,692	17,685	18,866

Total Assets	$31,278	$28,619	$34,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,043	$2,042	$603
Accounts Payable	10,387	4,906	11,312
Accrued Compensation	363	247	373
Other Accrued Expenses	360	347	378
Deferred Revenue	526	475	564
Total Current Liabilities	13,679	8,017	13,230
Long Term Obligations, Less Current Maturities	9,708	14,046	13,208
Total Liabilities	23,387	22,063	26,438
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued:
4,470,734 shares as of August 31, 2008 and May 31, 2008 and
4,441,173 shares as of August 31, 2007	89	89	89
Additional Paid In Capital	8,024	8,013	7,887
Retained Earnings (Accumulated Deficit)	(158)	(1,482)	455
Treasury Stock - 16,232 shares for all periods, at cost	(64)	(64)	(64)
Total Stockholders' Equity	7,891	6,556	8,367

Total Liabilities and Stockholders' Equity	$31,278	$28,619	$34,805

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands, Except Per Share Data)
	Three Months Ended
	August 31,
	2008	2007
Revenue, Net	$15,997	$16,867

Cost of Revenue
Direct Costs	8,407	8,703
Prepublication Cost Amortization	1,658	1,703
Total	10,065	10,406

Gross Profit	5,932	6,461

Selling, General and Administrative Expenses	3,590	4,129

Income from Operations	2,342	2,332

Other Expenses, Net	8	12
Interest Expense	228	388

Income Before Income Taxes	2,106	1,932

Income Tax Expense	782	769

Net Income	$1,324	$1,163

Net Income per Common Share:
Basic and Diluted	$0.30	$0.26

Weighted-average Number of
Common Shares Outstanding:
Basic	4,455	4,409
Diluted	4,455	4,499

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)	Three Months Ended
	August 31,
	2008	2007
Cash Flows From Operating Activities
Net Income	$1,324	$1,163
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	76	75
Amortization of Prepublication Costs and Intangible Assets	1,661	1,704
Stock-Based Compensation	11	12
Market Value Adjustment of Interest Rate Swap	(12)	-
Deferred Income Taxes	782	769
Changes in Assets and Liabilities
Accounts Receivable	(4,122)	(3,831)
Inventory	448	401
Prepaid Expenses and Other	41	(76)
Prepaid Marketing Expenses	(150)	(372)
Accounts Payable and Accrued Expenses	5,610	4,885
Deferred Revenue	51	237
Net Cash Provided By Operating Activities	5,720	4,967

Cash Flows From Investing Activities
Purchases of Equipment	(61)	(33)
Expenditures for Intangibles	(1)	(30)
Expenditures for Prepublication Costs	(1,315)	(1,603)
Net Cash Used In Investing Activities	(1,377)	(1,666)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(3,815)	(3,187)
Principal Payments On Long-Term Debt	(510)	(56)
Net Cash Used In Financing Activities	(4,325)	(3,243)

Net Increase in Cash and Cash Equivalents	18	58

Cash and Cash Equivalents
Beginning of Period	53	98
End of Period	$71	$156

Supplemental Cash Flow Information
Cash Payments for:
Interest	$212	$344

Reconciliation of Net Income to non-GAAP Adjusted Net Income
(In Thousands - Except per Share Data)
	Three Months Ended
	8/31/2008	8/31/2007

Net Income	$1,324	$1,163

Amortization of Prepublications Costs	1,658	1,703
Cash Expenditures for Prepublication Costs	(1,315)	(1,603)
Market Value Adjustment of Interest Rate Swap	(12)	-
Adjusted Benefit for Income Taxes	(132)	(40)
Non-GAAP Net Income	$1,523	$1,223

Basic Weighted Shares Outstanding	4,455	4,409

Non-GAAP Earnings Per Share	$0.34	$0.28

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In Thousands - Except per Share Data)
	Three Months Ended
	8/31/2008	8/31/2007
Net Cash Provided by Operating Activities	$5,720	$4,967
Cash Expenditures for Equipment and Trademarks	(62)	(63)
Cash Expenditures for Prepublication Costs	(1,315)	(1,603)
Free Cash Flow	$4,343	$3,301